Exhibit 7

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), dated as of July 28th, 2021 (the “Effective Date”), is entered into by and among Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value LP, Starboard Value and Opportunity C LP, Starboard Value and Opportunity Master Fund L LP, Starboard X Master Fund Ltd (collectively, the “Purchasers”) and SIS Holdings LP (“SIS Holdings”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in that certain Optional Share Purchase Agreement, dated as of September 9, 2020, by and among Starboard Value Acquisition Corp., a Delaware corporation (the “Company”), and the Purchasers (the “Optional Share Purchase Agreement”).

WHEREAS, pursuant to the Optional Share Purchase Agreement, the Purchasers have the option, at any time or from time to time during the six (6) months following the day that is the first Business Day after the consummation of the Business Combination (the “Option Period”), to purchase common equity of the Surviving Entity (the “Optional Shares”) at a price per Optional Share of $10.00, subject to adjustment in proportion to any stock dividends, stock splits, reverse stock splits or similar transactions involving the Class A Shares in connection with the Business Combination (the “Optional Share Price”);

WHEREAS, on February 21, 2021, the Purchasers entered into a letter agreement with Cyxtera Technologies, Inc. (“Cyxtera”), pursuant to which the Purchasers agreed not to purchase Optional Shares for an aggregate amount exceeding $75,000,000 for all Purchasers (as amended, the “Letter Agreement”);

WHEREAS, the Purchasers desire to assign their right to purchase Optional Shares under the Optional Share Purchase Agreement in an aggregate amount of $37,500,000 to SIS Holdings;

WHEREAS, SIS Holdings desires to accept such assignment of rights under the Optional

Share Purchase Agreement; and

WHEREAS, the Purchasers will retain the right to purchase Optional Shares under the

Optional Share Purchase Agreement in an aggregate amount of $37,500,000.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment.

a.

On and as of the Effective Date, the Purchasers irrevocably assign, convey and transfer to SIS Holdings (i) the Purchasers’ right to purchase, during the Option Period, Optional Shares in an aggregate amount of $37,500,000 at the Optional Share Price under the Optional Share Purchase Agreement (i.e., half of the Purchasers’ current right under the Optional Share Purchase Agreement (as modified by the Letter Agreement) to purchase up to $75,000,000 of Optional Shares) and (ii) any rights related thereto (including, but not limited to, the Registration Rights) pursuant to the Optional Share Purchase Agreement (collectively, the “Assigned Rights”).

b.

On and as of the Effective Date, SIS Holdings hereby unconditionally accepts the assignment, conveyance and transfer of the Assigned Rights and agrees to pay, perform, and discharge, as and when due following SIS Holdings’ election (in its sole discretion) to purchase Optional Shares, all of the obligations related to the Assigned Rights under the Optional Share Purchase Agreement.

c.

For the avoidance of doubt, following the assignment pursuant to this Agreement, the Purchasers shall have the right under the Optional Share Purchase Agreement (subject to the Letter Agreement) to purchase Optional Shares in the aggregate amount of $37,500,000.

2.	Representations and Warranties of SIS Holdings. SIS Holdings represents and warrants, to the Purchaser as follows, as of the date hereof:

a.

Organization and Power. SIS Holdings is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

b.

Authorization. SIS Holdings has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by SIS Holdings and the Purchasers, will constitute the valid and legally binding obligation of SIS Holdings, enforceable against SIS Holdings in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

c.

Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of SIS Holdings in connection with the consummation of the transactions contemplated by this Agreement.

d.

Compliance with Other Instruments. The execution, delivery and performance by SIS Holdings of this Agreement and the consummation by SIS Holdings of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to SIS Holdings, in each case (other than clause (i)), which would have a material adverse effect on SIS Holdings’ ability to consummate the transactions contemplated by this Agreement.

e.

Purchase Entirely for Own Account. This Agreement is made with SIS Holdings in reliance upon SIS Holdings’ representation to the Purchasers, which by SIS Holdings’ execution of this Agreement, SIS Holdings hereby confirms, that the Optional Shares to be acquired by SIS Holdings will be acquired for investment for SIS Holdings’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that SIS Holdings has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law.

f.

Disclosure of Information. SIS Holdings has had an opportunity to discuss the Company’s and the Surviving Entity’s business, management, financial affairs and the terms and conditions of the Optional Shares with the Company’s management.

g.

Restricted Securities. SIS Holdings understands that the offer and sale of the Optional Shares to SIS Holdings has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of SIS Holdings’ representations as expressed herein. SIS Holdings understands that the Optional Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, SIS Holdings must hold the Optional Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. SIS Holdings further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Optional Shares, and on requirements relating to the Surviving Entity which are outside of SIS Holdings’ control.

h.

Non-Public Information. SIS Holdings acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company and the Surviving Entity.

i.	Accredited Investor. SIS Holdings is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

j.

No General Solicitation. Neither SIS Holdings, nor, to its knowledge, any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Optional Shares.

k.	Residence. SIS Holdings’ principal place of business is the office or offices located at the address of SIS Holdings set forth on the signature page hereof.

3.	Representations and Warranties of the Purchasers . Each Purchaser represents and warrants, severally and not jointly, to SIS Holdings as follows, as of the date hereof:

a.

Organization and Power. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

b.

Authorization. Such Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Purchaser and the other parties hereto, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

c.

Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

d.

Compliance with Other Instruments. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Purchaser, in each case (other than clause (i)), which would have a material adverse effect on such Purchaser or its ability to consummate the transactions contemplated by this Agreement.

e.	No Other Assignment. Other than as provided herein, such Purchaser has not assigned, conveyed or transferred any of its rights or obligations under the Optional Share Purchase Agreement.

4.	Entire Agreement . This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended or otherwise modified, and no provision hereof may be waived, except by a written instrument executed by all parties hereto. In the event of any conflict between the rights of SIS Holdings under this Agreement and the terms of that certain Optional Share Letter Agreement by and among the Purchasers, Cyxtera and SIS Holdings, dated as of February 21, 2021 or the amendment thereto dated as of even date herewith, the rights of SIS Holdings under this Agreement shall prevail.

5.

Termination. This Agreement shall terminate upon the valid termination of the Agreement and Plan of Merger Agreement, dated as of February 21, 2021, by and among the Company, Cyxtera and the other parties thereto (the “Merger Agreement”) only if the Merger Agreement is terminated prior to the Closing (as defined in the Merger Agreement) in accordance with its terms.

6.

Assignment. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall inure to the benefit of, and be binding on, the Purchasers and SIS Holdings and their respective successors, and permitted assigns and permitted transferees.

7.

Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

8.

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.

Choice of Law; Jurisdiction. This Agreement, and all actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties hereto hereby agrees that service of process will be validly effected by sending notice in accordance with Section 10. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.

Notices . Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder to the applicable party’s address set forth on the signature pages hereto.

11.

Further Actions . Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance, and take such other reasonable actions, as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

PURCHASERS:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

STARBOARD VALUE LP, in its capacity as the investment manager of a certain managed account

By: Starboard Value GP LLC, its general partner
By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

[Signature Page to Assignment Agreement]

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value LP, its general partner

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

STARBOARD X MASTER FUND LTD

By: Starboard Value LP, its investment manager

By:	/s/ Kenneth R. Marlin
Name: Kenneth R. Marlin
Title: Authorized Signatory

Address for	777 Third Avenue, 18th Floor,
Notices:	New York, New York 10017

[Signature Page to Assignment Agreement]

SIS HOLDINGS LP

By:	SIS Holdings GP LLC, its general partner

By:	/s/ Victor Semah
Name: Victor Semah
Title: Chief Legal Officer

Address for Notices:	c/o Cyxtera Technologies BAC Colonnade Office Towers 2333 Ponce de Leon, Suite 900 Coral Gables, FL 33134

[Signature Page to Assignment Agreement]

The undersigned hereby consents to the assignment pursuant to this Agreement and further acknowledges and agrees that SIS Holdings shall have the right to exercise any rights or remedies under the Optional Share Purchase Agreement as if SIS Holdings were an original party thereto:

STARBOARD VALUE ACQUISITION CORP.

By:	/s/ Martin D. McNulty, Jr.
Name: Martin D. McNulty, Jr. Title: Chief Executive Officer

[Signature Page to Assignment Agreement]